Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY

REPORTS 29 PERCENT NET SALES INCREASE TO A RECORD $675 MILLION;

RAISES FULL YEAR 2014 NET SALES AND EARNINGS OUTLOOK;

INCREASES QUARTERLY DIVIDEND

Third Quarter 2014 Highlights:

•	Consolidated net sales increased 29 percent to a record $675.3 million.
•

Operating income increased 28 percent to $98.3 million, or 14.6 percent of sales. Adjusted operating income, which excludes prAna’s operating results and approximately $3.9 million of expenses related to the prAna acquisition and integration, totaled $97.7 million, or 15.1 percent of net sales.

•	Net income totaled $65.6 million, or $0.93 per diluted share.
•	The Board of Directors approved a 7 percent increase in the quarterly dividend to $0.15 per share, payable December 4, 2014 to shareholders of record on November 20, 2014.

Full Year 2014 Outlook Revised Upward:

•	Consolidated net sales are now expected to increase approximately 22 percent.
•	Consolidated operating margin is expected to be approximately 8.7 percent compared with full year 2013 operating margin of 7.8 percent.
•	Net income is expected to increase approximately 35 percent to $127 million, or $1.80 per diluted share.

(Note: All per-share amounts have been adjusted to reflect the 2-for-1 stock split completed on September 26, 2014.)

PORTLAND, Ore. — October 30, 2014 — Columbia Sportswear Company (NASDAQ: COLM) today announced record net sales of $675.3 million for the quarter ended September 30, 2014, an increase of $152.2 million, or 29 percent, compared with net sales of $523.1 million for the same period in 2013. Third quarter operating income increased 28 percent to $98.3 million and net income grew 20 percent to $65.6 million, or $0.93 per diluted share.

Tim Boyle, Columbia’s president and chief executive officer, commented, “I’m thrilled to announce these outstanding third quarter results which reflect strong performance by our Columbia and Sorel brands in North American wholesale and direct-to-consumer channels. In addition, strengthening of the Columbia brand in our Europe-direct markets and incremental sales from our new China JV and newly-acquired prAna brand further bolstered top-line growth.

“In response to our strong year-to-date performance, we raised our full year 2014 financial outlook to anticipate consolidated net sales growth of approximately 22 percent and a 35 percent increase in net income. In addition, we raised our quarterly dividend for the second time this year, bringing the cumulative increase in the dividend during 2014 to 20 percent.

“We see solid momentum continuing into 2015, assuming seasonal weather prevails in key global markets. Our confidence is based on strong early Fall 2014 sell-through, coupled with growth in Spring 2015 advance wholesale orders, and our plans for continued growth in our direct-to-consumer channels.”

Boyle concluded, “The efforts of our global teams over the last several years to deliver meaningful innovation, performance and compelling styling through our products, while increasing our investments in demand creation, are resonating with wholesale customers and, more importantly, with consumers, positioning us to generate double-digit net sales growth again in 2015, and to make further progress toward our goal of mid-teen operating margin.”

Third Quarter Results

(All comparisons are between third quarter 2014 and third quarter 2013, unless otherwise noted.)

Third quarter consolidated net sales growth of $152.2 million included organic growth of approximately $73.3 million, or 14 percent, coupled with incremental net sales of approximately $50.7 million from the company’s China joint venture (JV) and approximately $28.2 million from the newly-acquired prAna brand. Changes in currency exchange rates negatively affected the year-over-year net sales comparison by less than 1 percentage point.

Net sales in the U.S. increased 26 percent to $406.3 million, including $28.2 million of incremental prAna net sales; Latin America/Asia Pacific (LAAP) region net sales increased 72 percent to $123.5 million, including $50.7 million of incremental sales from the company’s new China joint venture and a 1 percentage point benefit from changes in currency exchange rates; Europe/Middle East/Africa (EMEA) region net sales increased 1 percent to $78.8 million, including a 1 percentage point benefit from changes in currency exchange rates; and net sales in Canada increased 34 percent to $66.7 million, including a 6 percentage point negative effect from changes in currency exchange rates.  (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales grew 28 percent to $549.4 million. Footwear net sales increased 33 percent to $125.9 million. (See “Categorical Net Sales” table below.)

Columbia brand net sales increased 29 percent to $555.4 million, Sorel brand net sales increased 23 percent to $58.2 million, and the newly-acquired prAna brand contributed $28.2 million of incremental net sales. Those increases were partially offset by a 24 percent decline in Mountain Hardwear net sales to $31.0 million. (See “Brand Net Sales” table below.)

Third quarter income from operations increased 28 percent to $98.3 million, or 14.6 percent of sales, including approximately $3.9 million of amortization of certain acquired assets, costs associated with the step-up in acquired inventory, and other integration costs related to the prAna acquisition. Excluding prAna’s operating results and the $3.9 million of expenses related to the prAna acquisition, adjusted operating income increased to 15.1 percent of net sales, compared with $76.9 million, or 14.7 percent of net sales, for the same period in 2013.

Third quarter net income increased 20 percent, to $65.6 million, or $0.93 per diluted share, compared with net income of $54.6 million, or $0.79 per diluted share, for the same period in 2013.

Balance Sheet and Cash Flow

The company ended the third quarter with $185.8 million in cash and short-term investments, compared with $303.2 million at September 30, 2013. Approximately 76 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventory totaled $494.8 million at September 30, 2014, approximately 21 percent higher than the $410.1 million balance at September 30, 2013. Excluding incremental inventory of the China JV and newly-acquired prAna, inventory was 9 percent higher than one year ago.

During the third quarter and through October 20, 2014, the company repurchased approximately 420,500 shares of common stock at an aggregate purchase price of approximately $15.0 million, including 54,600 shares ($2.0 million) purchased during the third quarter. Approximately $43.6 million remains under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors authorized a 7 percent increase in the company’s regular quarterly dividend to $0.15 per share from the prior $0.14 per share, payable on December 4, 2014 to shareholders of record on November 20, 2014, bringing the cumulative increase in the dividend during 2014 to 20 percent.

Updated 2014 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially. The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

All per-share amounts in the following outlook are based on outstanding shares that reflect the two-for-one stock split which took effect after the close of business on September 26, 2014.

A more detailed version of the company’s 2014 financial outlook and preliminary 2015 indications can be found in the “CFO Commentary on Third Quarter 2014 Financial Results, Upward-Revised 2014 Outlook, and Preliminary 2015 Indications”, available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

Consolidated FY2014 Financial Outlook

Including prAna’s anticipated operating results for the June through December period, as well as non-recurring transaction costs of $3.4 million, and a total of approximately $7.6 million of amortization of certain acquired assets, costs associated with the step-up in acquired inventory,  and other integration costs related to the prAna acquisition, we expect full year 2014 financial results to include:

•	global net sales of approximately $2.06 billion, representing 22 percent growth over 2013 net sales of $1.68 billion.

•	gross margin expansion of up to 130 basis points compared with 2013;
•	SG&A expense leverage of up to 15 basis points compared with 2013;
•	licensing income of approximately $6 million;
•	operating margin of approximately 8.7 percent, compared with 2013 operating margin of 7.8 percent;
•	a full year tax rate of approximately 27.0 percent;
•

net income after non-controlling interest of approximately $127 million, or approximately $1.80 per diluted share, representing an increase of approximately 35 percent compared to $94.3 million, or $1.36 per diluted share, in 2013.

Preliminary FY2015 Financial Indications

We currently expect 2015 net sales to grow at a double-digit rate compared with our current 2014 net sales outlook of approximately $2.06 billion, and are planning the business to realize further improvement toward our long-term goal of returning to a mid-teen operating margin.

These expectations are based on the following preliminary factors, and assume that normal seasonal weather patterns prevail during the 2014 fall/winter season, and that macro and market conditions in key markets do not worsen materially:

•	encouraging early Fall 2014 sell-through across our North American wholesale channels;
•	increased advance wholesale and distributor orders for Spring 2015;
•	our internal plans for continued expansion and growth in our global direct-to-consumer businesses;
•	encouraging initial discussions about Fall 2015 purchasing plans of our wholesale partners and many of our international distributors.

CFO’s Third Quarter Financial Commentary Available Online

At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s third quarter 2014 financial results and fourth quarter and full year 2014 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, October 30, 2014 at 5:00 p.m. ET to review its third quarter financial results and full year 2014 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until October 29, 2015.

Fourth Quarter and Full Year 2014 Reporting Schedule

Columbia Sportswear plans to report fourth quarter and full year 2014 financial results on Thursday, February 12, 2015 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.  A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.  To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

About Columbia Sportswear

Columbia Sportswear Company is a leader in the global outdoor and active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company has assembled a portfolio of global brands whose products are sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, Sorel®, prAna®, Montrail® and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, www.montrail.com, and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, licensing income, operating income, operating margins, anticipated acquisition effects (including accretive earnings, operating margins, projected net sales, advance order expectations, transaction and integration expenses, and purchase accounting amortization), tax rates, projected growth in global direct-to-consumer businesses, performance of our China joint venture in future periods, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: our ability to realize the forecasted benefits of the prAna acquisition; loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2014	2013
Current Assets:
Cash and cash equivalents	$185,247	$274,160
Short-term investments	537	29,049
Accounts receivable, net	458,844	378,032
Inventories, net	494,795	410,111
Deferred income taxes	50,710	50,342
Prepaid expenses and other current assets	42,916	38,514
Total current assets	1,233,049	1,180,208

Property, plant and equipment, net	289,480	280,682
Intangibles and other non-current assets	239,348	73,412
Total assets	$1,761,877	$1,534,302

Current Liabilities:
Short-term borrowings	$2,185	$-
Accounts payable	218,804	141,755
Accrued liabilities	140,660	119,654
Income taxes payable	18,922	9,257
Deferred income taxes	39	67
Total current liabilities	380,610	270,733

Note payable to related party	15,897	-
Other long-term liabilities	38,835	43,847

Equity:
Columbia Sportswear Company shareholders' equity	1,316,059	1,211,912
Non-controlling interest	10,476	7,810
Total equity	1,326,535	1,219,722

Total liabilities and equity	$1,761,877	$1,534,302

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$675,296	$523,084	$1,423,626	$1,151,886
Cost of sales	368,515	290,735	775,734	645,949
Gross profit	306,781	232,349	647,892	505,937
	45.4%	44.4%	45.5%	43.9%

Selling, general and administrative expenses	210,659	162,951	536,214	437,789
Net licensing income	2,160	7,501	5,066	11,482
Income from operations	98,282	76,899	116,744	79,630

Interest income, net	238	56	861	403
Interest expense on note payable to related party	(282)	-	(769)	-
Other non-operating income (expense)	666	417	161	(686)
Income before income tax	98,904	77,372	116,997	79,347

Income tax expense	(30,972)	(22,822)	(32,127)	(22,025)
Net income	67,932	54,550	84,870	57,322
Net income (loss) attributable to non-controlling interest	2,288	(36)	3,300	(289)
Net income attributable to Columbia Sportswear Company	$65,644	$54,586	$81,570	$57,611

Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.94	$0.79	$1.17	$0.84
Diluted	0.93	0.79	1.15	0.83
Weighted average shares outstanding:
Basic	70,093	68,904	69,811	68,650
Diluted	70,818	69,506	70,693	69,280

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$84,870	$57,322
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	38,625	30,337
Loss on disposal or impairment of property, plant and equipment	350	370
Deferred income taxes	82	2,173
Stock-based compensation	8,136	6,532
Excess tax benefit from employee stock plans	(4,029)	(1,083)
Changes in operating assets and liabilities:
Accounts receivable	(139,578)	(43,712)
Inventories	(163,874)	(46,795)
Prepaid expenses and other current assets	(7,990)	114
Other assets	303	330
Accounts payable and accrued liabilities	68,732	10,133
Income taxes payable	1,846	7,530
Other liabilities	3,998	472
Net cash provided by (used in) operating activities	(108,529)	23,723

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(188,467)	-
Net sales of short-term investments	91,424	15,880
Capital expenditures	(42,843)	(49,157)
Proceeds from sale of property, plant, and equipment	58	49
Net cash used in investing activities	(139,828)	(33,228)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	15,287	36,896
Repayments on credit facilities	(12,999)	(37,052)
Proceeds from issuance of common stock under employee stock plans	19,293	14,199
Tax payments related to restricted stock unit issuances	(2,969)	(2,144)
Excess tax benefit from employee stock plans	4,029	1,083
Repurchases of common stock	(7)	-
Proceeds from related party note payable	16,072	-
Capital contribution from non-controlling interest	-	8,000
Cash dividends paid	(29,369)	(22,665)
Net cash provided by (used in) financing activities	9,337	(1,683)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(13,222)	(5,433)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(252,242)	(16,621)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437,489	290,781
CASH AND CASH EQUIVALENTS, END OF PERIOD	$185,247	$274,160

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures incurred but not yet paid	$5,796	$1,259
Repurchases of common stock not yet paid	1,950	-

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change

Geographical Net Sales:
United States	$406.3	$323.1	26%	$793.8	$663.4	20%
Latin America & Asia Pacific	123.5	72.0	72%	336.4	236.3	42%
Europe, Middle East, & Africa	78.8	78.1	1%	190.9	172.1	11%
Canada	66.7	49.9	34%	102.5	80.1	28%
Total	$675.3	$523.1	29%	$1,423.6	$1,151.9	24%

Categorical Net Sales:
Apparel, Accessories and Equipment	$549.4	$428.6	28%	$1,166.1	$958.6	22%
Footwear	125.9	94.5	33%	257.5	193.3	33%
Total	$675.3	$523.1	29%	$1,423.6	$1,151.9	24%

Brand Net Sales:
Columbia	$555.4	$431.5	29%	$1,222.4	$985.1	24%
Mountain Hardwear	31.0	40.6	(24)%	85.2	95.2	(11)%
Sorel	58.2	47.4	23%	74.1	62.7	18%
prAna	28.2	-	-	33.7	-	-
Other	2.5	3.6	(31)%	8.2	8.9	(8)%
Total	$675.3	$523.1	29%	$1,423.6	$1,151.9	24%

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